EXHIBIT 21

BORDEN CHEMICAL, INC.

SUBSIDIARIES AS OF DECEMBER 31, 2003

Subsidiaries:	The percentage of voting securities owned, or other basis of control	State or other jurisdiction of incorporation or organization

BCMP Colombia S.A.	100	Colombia
Alisa, S.A.	100	Colombia
BDS Two, Inc.	100	Delaware
BFE, Inc.	100	Delaware
Borden Chemical Canada, Inc.	100	Canada
Borden Chemical Foundry, Inc.	100	Delaware
HA-International, LLC	75	Pennsylvania
Borden Chemical Investments, Inc.	100	Delaware
Borden Chemical International, Inc.	100	Delaware
Borden Chemical Australia (Pty.) Ltd.	100	Australia
Fentak Pty Limited	100	Australia
Fentak Sdn. Bhd.	100	Malaysia
Borden Chemical Holdings (Panama), S.A.	100	Panama
Alba Adesivos Industria E Comercio Ltda.	100	Brazil
Borden Quimica Industria e Comercio Ltda.	99	Brazil
Borden Chemical (M.) Sdn. Bhd.	100	Malaysia
Borden Chimie, S.A.	98	France
Borden International Holdings, Ltd.	100	UK
Borden Chemical GB, Ltd.	100	UK
Borden Chemical U.K. Limited	100	UK
Borden Chemical Finance, Ltd.	100	UK
Compania Quimica Borden, S.A.	100	Panama

NOTE: The above subsidiaries have been included in Registrant's Consolidated Financial Statements on a consolidated or equity basis as appropriate. The names of certain subsidiaries, active and inactive, included in the Consolidated Financial Statements and of certain other subsidiaries not included therein, are omitted since when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.